Exhibit 10.4

FIRST AMENDMENT TO FIRST AMENDED AND

RESTATED WAREHOUSING CREDIT

AND SECURITY AGREEMENT

FIRST AMENDMENT TO FIRST AMENDED AND RESTATED WAREHOUSING CREDIT AND SECURITY AGREEMENT (this “Amendments”) dated as of July 7, 2003, between HOMEBANC MORTGAGE CORPORATION, a Delaware corporation (“Borrower”) and RESIDENTIAL FUNDING CORPORATION, a Delaware corporation (“Lender”).

A.	Borrower and Lender have entered into a revolving mortgage warehousing facility with a present Warehousing Commitment Amount of $150,000,000, which is evidenced by a Promissory Note dated May 31, 2003 (the “Note”), and by a First Amended and Restated Warehousing Credit and Security Agreement dated as of May 31, 2003 (as the same may have been and may be amended or supplemented, the “Agreement”).

B.	Borrower has requested that Lender temporarily increase the Warehousing Commitment Amount and amend certain other terms of the Agreement, and Lender has agreed to such increase and those other amendments, subject to the terms and conditions of this Amendment.

NOW, THEREFORE, the parties to this Amendment agree as follows:

1.	Subject to Borrower’s satisfaction of the conditions set forth in Section 7, the effective date of this Amendment is July 2, 2003 (“Effective Date”).

2.	Unless otherwise defined in this Amendment, all capitalized terms have the meanings given to those terms in the Agreement. Defined terms may be used in the singular or the plural, as the context requires. The words “include,” “includes” and “including” are deemed to be followed by the phrase “without limitation.” Unless the context in which it is used otherwise clearly requires, the word “or” has the inclusive meaning represented by the phrase “and/or.” References to Sections and Exhibits are to Sections and Exhibits of this Amendment unless otherwise expressly provided.

3.	Article 12 of the Agreement is amended and restated in its entirety as set forth in Article 12 attached to this Amendment. All references in the Agreement and other Loan Documents to Article 12 (including each and every Section in Article 12) are deemed to refer to the new Article 12.

4.	Exhibit H to the Agreement is amended and restated in its entirety as set forth in Exhibit H to this Amendment. All references in the Agreement and the other Loan Documents to Exhibit H are deemed to refer to the new Exhibit H.

5.	Upon execution of this Amendment, Borrower must pay to Lender the pro rata Warehousing Commitment Fee on the increased portion of the Warehousing Commitment Amount for the time period from July 2, 2003, to and including July 25, 2003 (the “Additional Commitment Fee”).

6.	In consideration of Lender’s agreement to increase the Warehousing Commitment Amount temporarily, Borrower must pay Lender an additional fee in the amount of $7,500 (“Temporary Increase Fee”).

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7.	Borrower must deliver to Lender (a) two executed copies of this Amendment, (b) the Additional Commitment Fee, (c) the Temporary Increase Fee, and (d) a $350 document production fee.

8.	Borrower represents, warrants and agrees that (a) there exists no Default or Event of Default under the Loan Documents, (b) the Loan Documents continue to be the legal, valid and binding agreements and obligations of Borrower, enforceable in accordance with their terms, as modified by this Amendment, (c) Lender is not in default under any of the Loan Documents and Borrower has no offset or defense to its performance or obligations under any of the Loan Documents, (d) except for changes permitted by the terms of the Agreement, Borrower’s representations and warranties contained in the Loan Documents are true, accurate and complete in all respects as of the Effective Date and (e) there has been no material adverse change in Borrower’s financial condition from the date of the Agreement to the Effective Date.

9.	Except as expressly modified, the Agreement is unchanged and remains in full force and effect, and Borrower ratifies and reaffirms all of its obligations under the Agreement and the other Loan Documents.

10.	This Amendment may be executed in any number of counterparts, each of which will be deemed an original, but all of which shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, Borrower and Lender have caused this Amendment to be duly executed on their behalf by their duly authorized officers as of the day and year above written.

HOMEBANC MORTGAGE CORPORATION, a Delaware corporation

By:	/s/

Its:	Executive Vice President

RESIDENTIAL FUNDING CORPORATION, a Delaware corporation

By:	/s/

Its:	Director

Dated: 5/31/2003 Amended: 7/7/2003	Page 2

12.	DEFINITIONS

12.1.	Defined Terms

Capitalized terms defined below or elsewhere in this Agreement have the following meanings or, as applicable, the meanings given to those terms in Exhibits to this Agreement:

“Accrual Basis” has the meaning set forth in Section 3.1(c).

“Advance Rate” means, with respect to any Eligible Loan, the Advance Rate set forth in Exhibit H for that type of Eligible Loan.

“Affiliate” means, when used with reference to any Person, (a) each Person that, directly or indirectly, controls, is controlled by or is under common control with, the Person referred to, (b) each Person that beneficially owns or holds, directly or indirectly, 5% or more of any class of voting Equity Interests of the Person referred to, (c) each Person, 5% or more of the voting Equity Interests of which is beneficially owned or held, directly or indirectly, by the Person referred to, and (d) each of such Person’s officers, directors, joint venturers and partners. For these purposes, the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the Person in question.

“Aged Mortgage Loans” means Mortgage Loans against which a Warehousing Advance has been outstanding for longer than the Standard Warehouse Period, provided that Aged Mortgage Loans are permitted for such type of Mortgage Loan.

“Aged Warehouse Period” means the maximum number of days a Warehouse Advance against Aged Mortgage Loans of a particular type may remain outstanding as set forth in Exhibit H.

“Agency Security” means a Mortgage-backed Security issued or guaranteed by Fannie Mae, Freddie Mac or Ginnie Mae.

“Agreement” means this First Amended and Restated Warehousing Credit and Security Agreement, either as originally executed or as it may be amended, restated, renewed or replaced.

“Appraised Property Value” means with respect to an interest in real property, the then current fair market value of the real property and any improvements on it as of recent date determined in accordance with Title XI of FIRREA by a qualified appraiser who is a member of the American Institute of Real Estate Appraisers or other group of professional appraisers.

“Approved Custodian” means a pool custodian or other Person that Lender deems acceptable, in its sole discretion, to hold Mortgage Loans for inclusion in a Mortgage Pool or to hold Mortgage Loans as agent for an investor that has Issued a Purchase Commitment for those Mortgage Loans.

“Audited Statement Date” means the date of Borrower’s most recent audited financial statements (and, if applicable, Borrower’s Subsidiaries, on a consolidated basis) delivered to Lender under the Existing Agreement or this Agreement.

“Bank of Montreal Indebtedness” means the obligations of Holdings to The Bank of Montreal pursuant to that certain Unsecured Note dated as of April 28, 2000, as in effect on the date hereof

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and as hereafter amended, supplemented, restated or otherwise modified with the prior written consent of Lender.

“Bank One” means Bank One, National Association, or any successor bank.

“Bank One Prime Rate” means, as of any date of determination, the highest prime rate quoted by Bank One and most recently published by Bloomberg L.P. If the prime rate for Bank One is not quoted or published for any period, then during that period the term “Bank One Prime Rate” means the highest prime rate published in the most recent edition of The Wall Street Journal in its regular column entitled “Money Rates.”

“Bond Program Mortgage Loan” has the meaning set forth in Exhibit H.

“Borrower” has the meaning set forth in the first paragraph of this Agreement.

“Business Day” means any day other than Saturday, Sunday or any other day on which national banking associations are closed for business.

“Buydown” has the meaning set forth in Section 3.4.

“Calendar Quarter” means the 3 month period beginning on each January 1, April 1, July 1 or October 1.

“Cash Collateral Account” means a demand deposit account maintained at the Funding Bank in Lender’s name and designated for receipt of the proceeds of the sale or other disposition of Collateral.

“Check Disbursement Account” means a demand deposit account maintained at the Funding Bank in Borrower’s name and under the control of Lender for clearing checks written by Borrower to fund Mortgage Loans funded by Warehousing Advances.

“Client Contract” means the Client Contract dated April 28, 2000 between Borrower and Lender, as originally executed or as it may be amended, restated, renewed or replaced.

“Closing Date” has the meaning set forth in the Recitals to this Agreement.

“Collateral” has the meaning set forth in Section 4.1.

“Collateral Documents” means, with respect to each Mortgage Loan, (a) the Mortgage Note, the Mortgage and all other documents including, if applicable, any Security Agreement, executed in connection with, or relating to the Mortgage Loan; (b) as applicable, the original lender’s ALTA Policy of Title Insurance or its equivalent, documents evidencing the FHA Commitment to insure, the VA Guaranty or private mortgage insurance, the appraisal, the Regulation Z statement, the environmental assessment, the engineering report, certificates of casualty or hazard insurance, credit information on the maker of the Mortgage Note, the HUD-1 or corresponding purchase advice; (c) any other document listed in Exhibit B; and (d) any other document that is customarily desired for inspection or transfer incidental to the purchase of any Mortgage Note by an Investor or that is customarily executed by the seller of a Mortgage Note to an Investor.

“Committed Purchase Price” means for an Eligible Loan (a) the dollar price as set forth in the Purchase Commitment or, if the price is not expressed in dollars, the product of the Mortgage Note Amount multiplied by the price (expressed as a percentage) as set forth in the Purchase Commitment for the Eligible Loan, or (b) if the Eligible Loan is to be used to back an Agency

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Security, an amount equal to the product of the Mortgage Note Amount multiplied by the price (expressed as a percentage) as set forth in the purchase Commitment for the Agency Security.

“Compliance Certificate” meaning a certificate executed on behalf of Borrower by its chief financial officer or its treasurer or by another officer approved by Lender, substantially in the form __ Exhibit E.

“Credit Score” means a mortgagor’s overall consumer credit rating, represented by a single numeric credit score using the Fair, Issac consumer credit scoring system, provided by a credit repository acceptable to Lender and the Investor that issued the Purchase Commitment covering the related Mortgage Loan (If a Purchase Commitment is required by Exhibit H).

“Debt” means (a) all indebtedness or other obligations of a Person (and, if applicable, that Person’s Subsidiaries, on a consolidated basis) that, in accordance with GAAP, would be included in determining total liabilities as shown on the liabilities side of a balance sheet of that Person on the date of determination, plus (b) all indebtedness or other obligations of that Person (and, if applicable, that Person’s Subsidiaries, on a consolidated basis) for borrowed money or for the deferred purchase price of property or services. For purposes of calculating a Person’s Debt, Subordinated Debt not due within 1 year of that date may be excluded from that Person’s indebtedness.

“Default” means the occurrence of any event or existence of any condition that, but for the giving of Notice or the lapse of time, would constitute an Event of Default.

“Default Rate” means, for any Warehousing Advance, the interest Rate applicable to that Warehousing Advance plus 4% per annum. If no Interest Rate is applicable to a Warehousing Advance, “Default Rats” means, for that Warehousing Advance, the highest Interest Rats than applicable to any outstanding Warehousing Advance plus 4% per annum.

“Depository Benefit” means the compensation received by Lender, directly or indirectly, as a result of Borrower’s maintenance of Eligible Balances with a Designated Bank,

“Designated Bank” means any bank designated by Lender as a Designated Bank, but only for as long as Lender has an agreement under which Lender receives Depository Benefits from that bank.

“Designated Bank Charges” means any fees, interest or other charges that would otherwise be payable to a Designated Bank in connection with Eligible Balances maintained at the Designated Bank, including deposit insurance premiums, service charges and any other charges that may be imposed by governmental authorities from time to time.

“Discontinued Loan” has the meaning set forth in the GMAC-RFC Client Guide.

“Earnings Allowance” has the meaning set forth in Section 3.1 (b).

“Earnings Credit” has the meaning set forth in Section 3.1(b).

“Electronic Advance Request” means an electronic transmission through RFConnects Delivery containing the same information as Exhibit A to this Agreement,

“Electronic Tracking Agreement” means an Electronic Tracking Agreement, on the form prescribed by Lender, among Borrower, Lender, MERS and MERCORP, Inc.

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“Eligible Balances” means all funds of or maintained by Borrower (and, if applicable, Borrower’s Subsidiaries) in demand deposit or time deposit accounts at a Designated Bank, minus balances to support float, reserve requirements and any other reductions that may be imposed by governmental authorities from time to time.

“Eligible Loan” means a Single Family Mortgage Loan that satisfies the conditions and requirements set forth in Exhibit H.

“Eligible Mortgage Pool” means a Mortgage Pool for which (a) an Approved Custodian has issued its initial certification, (b) there exists a Purchase Commitment covering the Agency Security to be issued on the basis of that certification and (c) the Agency Security will be delivered to Lender.

“Equity Interests” means all shares, interests, participations or other equivalents, however, designated, of or in a Person (other than a natural person), whether or not voting, including common stock, membership interests, warrants, preferred stock, convertible debentures and all agreements, instruments and documents convertible, in whole or in part, into any one or more of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974 and all rules and regulations promulgated under that statute, as amended, and any successor statute, rules, and regulations.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is a member of a group of which Borrower is a member and that is treated as a single employer under Section 414 of the Internal Revenue Code.

“Event of Default” means any of the conditions or events set forth in Section 10.1.

“Excess Buydown” has the meaning set forth in Section 3.4.

“Exchange Act” means the Securities Exchange Act of 1934 and all rules end regulations promulgated under that statute, as amended, and any successor statute, rules, and regulations.

“Exhibit B” means Exhibit B, Exhibit B-REP, as applicable to the type of Eligible Loan against which a Warehousing Advance is to be made.

“Existing Agreement” means the Warehousing Credit and Security Agreement dated as of April 28, 2000, as amended, between Borrower and Lender.

“Fair Market Value” means, at any time for an Eligible Loan or a related Agency Security (if the Eligible Loan is to be used to back an Agency Security) as of any date of determination, (a) the Committed Purchase Price if the Eligible Loan is covered by a Purchase Commitment from Fannie Mae or Freddie Mac or the Eligible Loan is to be exchanged for an Agency Security and that Agency Security is covered by a Purchase Commitment from an investor, or (b) otherwise, the market price for such Eligible Loan or Agency Security, determined by Lender based on market date for similar Mortgage Loans or Agency Securities and such other criteria as Lender deems appropriate in its sole discretion.

“Fannie Mae” means Fannie Mae, a corporation created under the laws of the United States, and any successor corporation or other entity.

“FHA” means the Federal Housing Administration and any successor agency or other entity.

“FHA Mortgage Loan” means an FHA-insured Mortgage Loan included in the Pledged Loans.

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“FICA” means the Federal Insurance Contributions Act and all rules and regulations promulgated under that statute, as amended, and any successor statute, rules and regulations.

“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989 and all rules and regulations promulgated under that statute, as amended, and any successor statute, rules, and regulations.

“First Mortgage” means a Mortgage that constitutes a first Lien on the real property and improvements described in or covered by that Mortgage.

“First Mortgage Loan” means a Mortgage Loan secured by a First Mortgage.

“Freddie Mac” means Freddie Mac, a corporation created under the laws of the United States, and any successor corporation or other entity.

“Funding Bank” means Bank One or any other bank designated by Lender as a Funding Bank.

“Funding Bank Agreement” means a letter agreement on the form prescribed by Lender between the Funding Bank and Borrower authorizing Lender’s access to the Operating Account and the Check Disbursement Account.

“GAAP” means generally accepted accounting principles set forth in opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and in statements and pronouncements of the Financial Accounting Standards Board, or in opinions, statements or pronouncements of any other entity approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“Ginnie Mae” means the Government National Mortgage Association, an agency of the United States government, and any successor agency or other entity.

“GMAC-RFC Client Guide” means the applicable loan purchase guide issued by Lender, as the same may be amended or replaced.

“Government Mortgage Loan” means a closed-end First Mortgage Loan that is either HUD/FHA insured (other than a HUD 203(K) Mortgage Loan or a Title I Mortgage Loan) or VA guaranteed.

“GTCR” means GTCR Fund VII, L.P., Chicago, Illinois.

“Hedging Arrangements” means, with respect to any Person, any agreements or other arrangements (including interest rate swap agreements, interest rate cap agreements and forward sale agreements) entered into to protect that Person against changes in interest rates or the market value of assets.

“Holdings” means Abetterwayhome Corp., a Delaware corporation.

“HUD” means the Department of Housing and Urban Development, and any successor agency or other entity.

“HUD 203(K) Mortgage Loan” means an FHA-insured closed-end First Mortgage Loan to an individual obligor the proceeds of which will be used for the purpose of rehabilitating and repairing the related single family property, and which satisfies the definition of “rehabilitation loan” in 24 C.F.R. 203.50(a)

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“Indemnified Liabilities” has the meaning set forth in Section 11.2.

“Indemnitees” has the meaning set forth in Section 11.2.

“Interest Rate” means, for any Warehousing Advance, the floating rate of interest specified for that Warehousing Advance in Exhibit H.

“Interim Statement Date” means the date of the most recent unaudited financial statements of Borrower (and, If applicable, Borrower’s Subsidiaries, on a consolidated basis) delivered to Lender under the Existing Agreement or this Agreement.

“Internal Revenue Code” means the Internal Revenue Code of 1886, Title 26 of the United States Code, and all rules, regulations and interpretations issued under those statutory provisions, as amended, and any subsequent or successor federal income tax law or laws, rules, regulations and interpretations.

“Investment Company Act” means the Investment Company Act of 1940 and all rules and regulations promulgated under that statute, as amended, and any successor statute, rules, and regulations.

“Investor” means Fannie Mae, Freddie Mac or a financially responsible private institution that Lender deems acceptable, in its sole discretion, to issue Purchase Commitments with respect to a particular category of Eligible Loans.

“Lender” has the meaning set forth in the first paragraph of this Agreement.

“Leverage Ratio” means the ratio of a Person’s Debt to Tangible Net Worth. For purposes of calculating a Person’s Leverage Ratio, Debt arising under Hedging Arrangements, to the extent of assets arising under those Hedging Arrangements, may be excluded from that Person’s Debt.

“LIBOR” means, for each week, the rate of interest per annum that is equal to the arithmetic mean of the U.S. Dollar London Interbank Offered Rates for 1 month periods of certain U.S. banks as of 11:00 a.m. (London time) on the first Business Day of each week on which the London Interbank market is open, as published by Bloomberg L.P. If those interest rates are not offered or published for any period, then during that period LIBOR means the London Interbank Offered Rate for 1 month periods as published in The Wall Street Journal in its regular column entitled “Money Rates” on the first Business Day of each week on which the London Interbank market is open.

“Lien” means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature of such an agreement and any agreement to give any security interest).

“Liquid Asset” means the following assets owned by a Person (and, if applicable, that Person’s Subsidiaries, on a consolidated basis) as of any date of determination: (a) unrestricted and unencumbered cash, funds on deposit in accounts with any bank located in the United States (net of the aggregate amount payable under all outstanding and unpaid checks, drafts and similar items drawn by a Person against those accounts), investment grade commercial paper, money market funds, or marketable securities; and (b) the excess, if any, of Mortgage Loans and Mortgage-backed Securities held for sale (valued in accordance with GAAP) over the outstanding aggregate principal amount of any Debt against which those Mortgage Loans or Mortgage-backed Securities are pledged as collateral; and (c) the amount available to be borrowed under any Working Capital Line.

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“Loan Documents” means this Agreement, the Warehousing Note, any agreement of Borrower relating to Subordinated Debt, and each other document, Instrument or agreement executed by Borrower in connection with any of those documents, Instruments and agreements, as originally executed or as any of the same may be amended, restated, renewed or replaced.

“Loan Package Fee” has the meaning set forth in Section 3.6.

“Loan Sale Commitment” means the Master Commitment dated February 28, 2003 between Borrower end Lender, as originally executed or as it may be amended, restated, renewed or replaced.

“Loan-to-Value Ratio” means, for any Mortgage Loan, the ratio of (a) the maximum amount that may be borrowed under the Mortgage Loan (whether or not borrowed) at the time of origination, plus the Mortgage Note Amounts of all other Mortgage Loans secured by senior or pari passu Liens on the related property, to (b) the Appraised Property Value of the related property.

“Manufactured Home” means a structure that is built on a permanent chassis (steel frame) with the wheel assembly necessary for transportation in one or more sections to a permanent site or semi-permanent site.

“Margin Stock” has the meaning assigned to that term in Regulation U of the Board of Governors of the Federal Reserve System, as amended.

“MERS” means Mortgage Electronic Registrations Systems, Inc, and any successor entity.

“Miscellaneous Fees and Charges” means the miscellaneous fees set forth on Lender’s fee schedule attached as Exhibit I and all miscellaneous disbursements, charges and expenses incurred by or on behalf of Lender for the handling and administration of Warehousing Advances and Collateral, including costs for Uniform Commercial Code, tax lien and Judgment searches conducted by Lender, filing fees, charges for wire transfers and check processing charges, charges for security delivery fees, charges for overnight delivery of Collateral to Investors, recording fees, Funding Bank service fees and overdraft charges and Designated Bank Charges. Upon not less than 3 Business Days’ prior Notice to Borrower, Lender may modify Exhibit I and the fees set forth In it to conform to current Lender practices and, as so modified, the revised Exhibit I will become part of this Agreement,

“Mortgage” means a mortgage or deed of trust on real property that is improved and substantially completed (including real property to which a Manufactured Home has been affixed in a manner such that the Lien of a mortgage or deed of trust would attach to the Manufactured Home under applicable real properly law).

“Mortgage-backed Securities” means securities that are secured or otherwise backed by Mortgage Loans.

“Mortgage Loan” means any loan evidenced by a Mortgage Note and secured by a Mortgage and, if applicable, a Security Agreement.

“Mortgage Note” means a promissory note secured by one or more Mortgages and, If applicable, one or more Security Agreements.

“Mortgage Note Amount” means, as of any date of determination, the then outstanding and unpaid principal amount of a Mortgage Note (whether or not an additional amount is available to be drawn under that Mortgage Note).

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“Mortgage Pool” means a pool of one or more Pledged Loans on the basis of which a Mortgage-backed Security is to be issued.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, to which either Borrower or any ERlSA Affiliate of Borrower has any obligation with respect to its employees.

“Net Worth Increment” has the meaning set forth in Section 8.9.

“Notices” has the meaning set forth in Section 11.1.

“Obligations” means all Indebtedness, obligations and liabilities of Borrower to Lender and Lender’s Subsidiaries (whether now existing or arising after the date of this Agreement, voluntary or involuntary, joint or several, direct or indirect, absolute or contingent, liquidated or unliquidated, or decreased or extinguished and later increased and however created or incurred), including Borrower’s obligations and liabilities to Lender under the Loan Documents disbursements made by Lender for Borrower’s account, and Borrower’s obligations and liabilities to Lender under the Client Contract and the Loan Sale Commitment.

“Operating Account” means a demand deposit account maintained at the Funding Bank in Borrower’s name and designated for funding that portion of each Eligible Loan not funded by a Warehousing Advance made against that Eligible Loan and for returning any excess payment from an investor for a Pledged Loan or Pledged Security.

“Overdraft Advance” has the meaning set forth in Section 3.8.

“Participant” has the meaning set forth in Section 11.8.

“Person” means and includes natural persons, corporations, limited liability companies, limited liability partnerships, limited partnerships, general partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments and agencies and political subdivisions of those governments.

“Plan” means each employee benefit plan (whether in existence on the date of this Agreement or established after that date), as that term is defined in Section 3 of ERISA, maintained for the benefit of directors, officers or employees of Borrower or any ERISA Affiliate.

“Pledged Assets” means, collectively, Pledged Loans and Pledged Securities.

“Pledged Hedging Accounts” has the meaning set forth in Section 4.1(h).

“Pledged Hedging Arrangements” has the meaning set forth in Section 4.1(h).

“Pledged Loans” has the meaning set forth in Section 4.1(b).

“Pledged Securities” has the meaning set forth in Section 4.1(c).

“Prime Mortgage Loan” has the meaning set forth in Exhibit H.

“Prohibited Transaction” has the meanings set forth for such term in Section 4975 of the Internal Revenue Code and Section 406 of ERISA.

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“Purchase Commitment” means a written commitment, in form and substance satisfactory to Lender, issued in favor of Borrower by an investor under which that investor commits to purchase Mortgage Loans or Mortgage-backed Securities.

“Rating Agency” means any nationally recognized statistical rating organization that in the ordinary course of its business rates Mortgage-backed Securities.

“Receivables” has the meaning set forth in Section 4.1(e).

“Rejected Mortgage Loan” has the meaning set forth in Exhibit H.

“Release Amount” has the meaning set forth in Section 4.3(f).

“Restriction List” and “Restriction Lists” means each and very list of persons to whom the Government of the United States prohibits or otherwise restricts the provision of financial services, For the purposes of this Agreement, Restriction Lists include the list of Specifically Designated Nationals and Blocked Persons established pursuant to Executive Order 13224 (September 23, 2001) and maintained by the Office of Foreign Assets Control, U.S. Department of the Treasury, current as of the day the Restriction List is used for purposes of comparison in accordance with the requirements of this Agreement.

“RFC Mortgage Loan” means a Mortgage Loan covered by a Purchase Commitment issued by Lender.

“RFConnects Delivery” means Lender’s proprietary service to support the electronic exchange of information between Lender and Borrower, including Warehousing Advance Requests, shipping requests, payoff requests, wire transfer instructions, security delivery Instructions, activity reports and exception reports.

“RFConnects Pledge Agreement” means an agreement (on the then current form prescribed by Lender) granting Lender a security interest in Mortgage Loans for which Borrower has requested Warehousing Advances using RFConnects Delivery.

“Second Mortgage” means a Mortgage that constitutes a second Lien on the real property and improvements described in or covered by that Mortgage.

“Second Mortgage Loan” means a Mortgage Loan secured by a Second Mortgage.

“Security Agreement” means a security agreement or other agreement that creates a Lien on personal property, including furniture, fixtures and equipment, to secure repayment of a Mortgage Loan.

“Servicing Contract” means, with respect to any Person, the arrangement, whether or not in writing, under which that Person has the right to service Mortgage Loans.

“Servicing Portfolio” means, as to any Person, the unpaid principal balance of Mortgage Loans serviced by that Person under Servicing Contracts, minus the principal balance of all Mortgage Loans that are serviced by that Person for others under subservicing arrangements.

“Servicing Portfolio Report” has the meaning set forth in Section 7.3(a).

“Single Family Mortgage Loan” means a Mortgage Loan secured by a Mortgage on improved real property on which is located a 1-to-4 family residence.

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“Standard Warehouse Period” means, for any Mortgage Loan, the maximum number of days a Warehousing Advance against that type of Mortgage Loan, other than against an Aged Mortgage Loan, may remain outstanding, as set forth in Exhibit H.

“Statement Date” means the Audited Statement Date or the Interim Statement Date, as applicable.

“Sublimit” means the aggregate amount of Warehousing Advances (expressed as a dollar amount or as a percentage of the Warehousing Commitment Amount) that is permitted to be outstanding at any one time against a specific type of Eligible Loan.

“Subordinated Debt” means (a) all indebtedness of Borrower for borrowed money that is effectively subordinated in right of payment to all present and future Obligations either (1) under a Subordination of Debt Agreement on the form prescribed by Lender or (2) otherwise on terms acceptable to Lender, and (b) solely for purposes of Section 8.5, all indebtedness of Borrower that is required to be subordinated by Sections 5.1(b) and 7.11.

“Subprime Mortgage Loan” has the meaning set forth in Exhibit H.

“Subsidiary” means any corporation, partnership, association or other business entity in which more than 60% of the shares of stock or other ownership interests having voting power for the election of directors, managers, trustees or other Persons performing similar functions is at the time owned or controlled by any Person either directly or indirectly through one or more Subsidiaries of that Person.

“Tangible Net Worth” means the excess of a Person’s (and, if applicable, that Person’s Subsidiaries, on a consolidated basis) total assets over total liabilities as of the date of determination, each determined in accordance with GAAP applied in a manner consistent with the most recent audited financial statements delivered to Lender under the Existing Agreement, plus that portion of Subordinated Debt not due within 1 year of that date. For purposes of calculating a Person’s Tangible Net Worth, advances or loans to shareholders, directors, officers, employees or Affiliates, investments in Affiliates, assets pledged to secure any liabilities not included in the Debt of that Person, intangible assets, those other assets that would be deemed by HUD to be non-acceptable in calculating adjusted net worth in accordance with its requirements in effect as of that date, as those requirements appear in the “Consolidated Audit Guide for Audits of HUD Programs,” and other assets Lender deems unacceptable, in its sole discretion, must be excluded from that Person’s total assets.

“Third Party Originated Loan” means a Mortgage Loan originated and funded by a third party (other than with funds provided by Borrower at closing to purchase the Mortgage Loan) and subsequently purchased by Borrower.

“Title I Mortgage Loan” means an FHA co-Insured closed-end First Mortgage Loan or Second Mortgage Loan that is underwritten in accordance with HUD underwriting standards for the Title I Property Improvement Program set forth in, and that is reported for insurance under, the Mortgage Insurance Program authorized and administered under Title I of the National Housing Act of 1934, as amended, and the regulations related to that statute.

“Trust Receipt” means a trust receipt in a form approved by and under which Lender may deliver any document relating to the Collateral to Borrower for correction or completion.

“Warehousing Advance” means a disbursement by Lender under Section 1.1.

“Warehousing Advance Request” has the meaning set forth in Section 2.1.

Dated: 5/31/2003 Amended: 7/7/2003	Page 12-10

“Warehousing Collateral Value” means, as of any date of determination, (a) with respect to any Eligible Loan, the lessor of (1) the amount of any Warehousing Advance made, or that could be made, against such Eligible Loan under Exhibit H or (2) an amount equal to the Advance Rate for the applicable type of Eligible Loan multiplied by the Fair Market Value of such Eligible Loan; (b) If Eligible Loans have been exchanged for Agency Securities, the lesser or (1) the amount of any Warehousing Advances outstanding against the Eligible Loans backing the Agency Securities or (2) an amount equal to the Advance Rates for the applicable types of Eligible Loans backing the Agency Securities multiplied by the Fair Market Value of the Agency Securities; and (c) with respect to cash, the amount of the cash.

“Warehousing Commitment” means the obligation of Lender to make Warehousing Advances to Borrower under Section 1.1.

“Warehousing Commitment Amount” means $150,000,000. Notwithstanding the foregoing, during the period from July 2, 2003, to and including July 25, 2003, the Warehousing Commitment Amount will be temporarily increased to $200,000,000. On the first Business Day following the expiration of the temporary increase of the Warehousing Commitment Amount, Borrower must repay to Lender the amount by which the outstanding Warehousing Advances exceed the Warehousing Commitment Amount.

“Warehousing Commitment Fee” has the meaning set forth in Section 3.5.

“Warehousing Fee” has the meaning set forth in Section 3.6.

“Warehousing Maturity Date” has the meaning set forth in Section 1.2.

“Warehousing Note” has the meaning set forth in Section 1.3.

“Wet Settlement Advance” means with respect to any Warehousing Advance, the time from the date the Warehousing Advance is made until the date of Lender’s receipt of the Collateral Documents required by Article 2 and the Exhibits and documents referenced in that Article.

“Wire Disbursement Account” means a demand deposit account maintained at the Funding Bank in Lender’s name for clearing wire transfers requested by Borrower to fund Warehousing Advances.

“Wire Fee” has the meaning set forth in Section 3.6.

“Working Capital Line” means any line of credit available to Borrower for general working capital purposes and approved by Lender (which approval may be rescinded by Notice to Borrower).

12.2.	Other Definitional Provisions; Terms of Construction

12.2 (a)	Accounting terms not otherwise defined in this Agreement have the meanings given to those terms under GAAP.

12.2 (b)	Defined terms may be used in the singular or the plural, as the context requires.

12.2 (c)	All references to time of day mean the then applicable time in Chicago, Illinois, unless otherwise expressly provided.

12.2 (d)	References to Sections, Exhibits, Schedules and like references are to Sections, Exhibits, Schedules and the like of this Agreement unless otherwise expressly provided.

Dated: 5/31/2003 Amended: 7/7/2003	Page 12-11

12.2 (e)	The words “include,” “includes” and “including” are deemed to be followed by the phrase “without limitation.”

12.2 (f)	Unless the context in which it is used otherwise clearly requires, the word “or” has the inclusive meaning represented by the phrase “and/or.”

12.2 (g)	All Incorporations by reference of provisions from other agreements are incorporated as if such provisions were fully set forth into this Agreement, and include all necessary definitions and related provisions from those other agreements. All provisions from other agreements Incorporated into this Agreement by reference survive any termination of those other agreements until the Obligations of Borrower under this Agreement and the Warehousing Note are irrevocably paid in full and the Warehousing Commitment is terminated.

12.2 (h)	All references to the Uniform Commercial Code shall be deemed to be references to the Uniform Commercial Code in effect on the date of this Agreement in the applicable jurisdiction.

12.2 (i)	Unless the context in which it is used otherwise clearly requires, all references to days, weeks and months mean calendar days, weeks and months.

End of Article 12

Dated: 5/31/2003 Amended: 7/7/2003	Page 12-12